Exhibit 99.1

Western Uranium Corporation Announces Shareholder Approval of Name Change to

Western Uranium & Vanadium Corp. and Results of Annual General and Special Meeting

FOR IMMEDIATE RELEASE

July 3, 2018 Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting (“Meeting”) held in New York City on June 29, 2018.

Proxy votes were cast for common shares representing approximately 43% of the issued and outstanding common shares of the Company as at the record date for the Meeting. The shareholders approved all resolutions submitted for their consideration at the Meeting, each such resolution being approved by a margin in excess of a two-thirds of the votes cast for the Meeting.

Approval of Name Change

The Shareholders approved at the Meeting a special resolution authorizing the name change of the Company from “Western Uranium Corporation” to “Western Uranium & Vanadium Corp.”(the "Name Change"). The reasons for the Name Change are described in the management information circular prepared for the Meeting. The Name Change resolution authorizes the board of directors of the Company (the "Board") to determine when to complete the Name Change, and it is currently anticipated that the change of Western's name will be completed in the coming weeks.

Election of Directors

At the Meeting, the shareholders elected the slate of directors proposed by management to the Company's Board, namely, George Glasier, Bryan Murphy, and Andrew Wilder.

Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company, and authorized the Board to fix the auditor’s remuneration for the ensuing year.

Board Meeting

At a meeting of the newly-elected Board immediately following the shareholders' Meeting, the Board appointed Bryan Murphy as Chairman of the Board.

At the same meeting of the Board, the following management appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; Denis Frawley, Corporate Secretary; and Mike Rutter, Vice-President Operations.

Mr. George Glasier, President and CEO of Western, commented as follows: "In the past few months, the Company’s opportunity set has expanded significantly in line with improvements in the operating environment. In light of this, we are particularly pleased that our shareholders have recognized the Company’s vanadium resource value and ratified the name change to Western Uranium & Vanadium Corp."

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made and readers should not rely upon these statements as of any other date. While Western may elect to, it does not undertake to update these statements at any particular time except as required in accordance with applicable laws.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com